EXHIBIT 99.5

CRITICAL PATH, INC.

SHARES OF SERIES E REDEEMABLE CONVERTIBLE PREFERRED STOCK

OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO HOLDERS OF RECORD OF

COMMON STOCK AND SPECIAL VOTING STOCK OF CRITICAL PATH, INC.

                    , 2004

To Our Clients:

      Enclosed for your consideration is a Prospectus, dated                     , 2004 (the “Prospectus”), and the “Instructions for Use of Critical Path Subscription Rights Certificates” relating to the offering (the “Rights Offering”) by Critical Path, Inc. (the “Company”) of subscription rights (“Rights”) distributed to the holders of record of the Company’s common stock as of the close of business on [RECORD DATE] (the “Record Date”) to subscribe for and purchase shares of its Series E Redeemable Convertible Preferred Stock, par value $0.001 per share (“Series E Preferred Stock”). The Rights are described in detail in the Company’s Prospectus dated                     , 2004 (the “Prospectus”) which is attached.

      In the Rights Offering, the Company is offering shares of its Series E Preferred Stock (the “Underlying Shares”), as described in the Prospectus.

      The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on                     , 2004, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Time”).

      As described in the accompanying Prospectus, you will receive                     Rights for                     shares of common stock held on the Record Date. Each Right will entitle you to subscribe for one share of the Series E Preferred Stock (the “Basic Subscription Right”) at a subscription price of $1.50 per share (the “Subscription Price”).

      In addition, each holder or beneficial holder of Rights who exercises their Basic Subscription Right in full will be eligible to subscribe (the “Over-Subscription Right”) at the Subscription Price for shares of Series E Preferred Stock that are not otherwise purchased pursuant to the exercise of Rights under the Basic Subscription Right (the “Excess Shares”), subject to availability and pro ration as described below. Each holder or beneficial holder of Rights may only exercise their Over-Subscription Right if he/she exercised his/her Basic Subscription Right in fill and other holders of subscription Rights do not exercise their Basic Subscription Rights in full. If there are not enough Excess Shares to satisfy all subscriptions made under the Over-Subscription Right, the Company will allocate the remaining Excess Shares pro rata, after eliminating all fractional shares, among those Rights holders who exercised their Over-Subscription Rights. “Pro rata” means in proportion to the amount of over-subscription price tendered by each person seeking to exercise their Over-Subscription Right as of the Expiration Time of the Rights Offering. If there is a pro rata allocation of the remaining Excess Shares and a holder of Rights receives an allocation of a greater number of Excess Shares than he/she subscribed for under their Over-Subscription Right, then the Company will allocate to them only the number of Excess Shares for which they subscribed. The Company will allocate the remaining Excess Shares among all other holders exercising their Over-Subscription Rights. See “The Rights Offering — Subscription Rights in the Prospectus.

      The Rights will be evidenced by transferable Rights certificates (the “Subscription Rights Certificates”) registered in your name or the name of your nominee and will be null and void and cease to have value at or after the Expiration Time.

      The materials enclosed are being forwarded to you as the beneficial owner of the Common Stock carried by us in your account but not registered in your name. Exercises of Rights may be made only by us as the record owner and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of the Series E Preferred Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Rights.

      Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at the Expiration Time. Once you have exercised your Basic Subscription Right and your Over-Subscription Right, such exercise may not be revoked.

      If you wish to have us, on your behalf, exercise the Rights for any shares of the Series E Preferred Stock to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter.

      ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO GEORGESON SHAREHOLDER COMMUNICATIONS INC., THE INFORMATION AGENT FOR THE RIGHTS OFFERING, AT (800) 843-1451 TOLL-FREE FOR SHAREHOLDERS AND (212) 440-9000 FOR BANKS AND BROKERAGE FIRMS.

BENEFICIAL OWNER ELECTION FORM

INSTRUCTIONS

      The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering (the “Rights Offering”) by Critical Path, Inc. (the “Company”) of subscription rights (“Rights”) distributed to all of the holders of record of the Company’s common stock as of [RECORD DATE] (the “Record Date”) to subscribe for and purchase shares of its Series E Redeemable Convertible Preferred Stock, par value $0.001 per share (“Series E Preferred Stock”). The Rights are described in detail in the Company’s Prospectus dated                     , 2004 (the “Prospectus”) which is attached.

      This will instruct you whether to exercise Rights to purchase shares of the Company’s Series E Preferred Stock with respect to the Company’s common stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions for Use of Critical Path Subscription Rights Certificates.”

Box 1.	☐	Please DO NOT EXERCISE RIGHTS for shares of Series E Redeemable Convertible Preferred Stock.

Box 2.	☐	Please EXERCISE RIGHTS for shares of Series E Convertible Redeemable Preferred Stock.

	NUMBER		SUBSCRIPTION
	OF RIGHTS		PRICE	PAYMENT

Basic Subscription Right:		X	$1.50	= $ (Line 1)
Over-Subscription Right:		X	$1.50	= $ (Line 2)
	Total Payment Required			= $ (Sums of Lines 1 and 2; must equal total of amounts in Boxes 3 and 4.)

Box 3.	☐	Payment in the following amount is enclosed $ .

Box 4.	☐	Please deduct payment from the following account maintained by you as follows:

Type of Account	-------------------------------------------------------- Account No.
Amount to be deducted: $

SIGNATURE(S) Please type or print name(s) below:

Date: , 2004

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